Exhibit 5.15

[GreenbergTraurig Letterhead]

May 6, 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas  75234

Ladies and Gentlemen:

We have acted as special District of Columbia counsel to City Club of Washington, Inc., a District of Columbia corporation (the “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Guarantor and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.  The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an Indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantor) and Wilmington Trust FSB, as trustee (the “Trustee”).  The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement.  We have also reviewed the organizational documents of the Guarantor listed on Schedule A (the “Organizational Documents”) and certain resolutions and consents provided to us by the Guarantor, and all other documents we believe are necessary to render our opinions.  As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and resolutions, certificates and statements by representatives of the Guarantor and the factual representations and warranties set forth in the documents listed in the first paragraph of this Letter (collectively, the “Transaction Documents”), all without investigation.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We have assumed that the Exchange Notes and the Indenture are the Company’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantor) and the Trustee.

References in this opinion letter to the “State” means the District of Columbia.  We express no opinion with respect to any law other than the law of the State.

All statements made “to our knowledge” are made solely to the current actual knowledge of the attorneys of this firm who are directly involved with this project, and without any inquiry or investigation.

Based on the foregoing, and subject to the qualifications, assumptions and exceptions herein contained, and the laws of  the State currently in effect, we are of the opinion that:

1.                                       The Guarantor is a corporation validly existing and in good standing under the laws of the State.

2.                                       The Guarantor has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3.                                       The Guarantor has duly authorized, executed and delivered the Indenture.

4.                                       The Guarantor’s Guarantee has been duly authorized by the Guarantor, and duly executed and issued by the Guarantor’s execution of the Indenture.

5.                                       The execution and delivery by the Guarantor of the Indenture and the consummation of the transaction contemplated thereby does not (a) conflict with or violate any provision of the Guarantor’s Organizational Documents, (b) conflict with or violate any State law, rule, or regulation applicable to the Guarantor, or (c) to our knowledge, conflict with any order identified to us by the Guarantor and issued by any court or governmental agency or body and binding on the Guarantor.

The opinions set forth in this letter are further subject to the following assumptions, qualifications and limitations:

(i)                                     Our opinions in paragraph 1 above are based on a good standing certificate of the Guarantor issued by the State and all other documents we believe are necessary to render such opinions.

(ii)                                  This opinion letter is not

to be construed as a guaranty.

(iii)                               This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.  In particular, we have rendered no opinion herein with respect to any: (a) federal or state tax laws or regulations; (b) ordinance or regulation requiring any zoning, planning, building, occupancy or other similar approval or permit or any other ordinance or regulation of any county, municipality, township or other political subdivision of the State; (c) Federal Reserve Board margin regulations; (d) pension and employee benefit laws and regulations; (e) federal or state antitrust or unfair competition laws and regulations; (f) federal or state laws or regulations concerning filing or notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio); (g) compliance with fiduciary duty requirements; (h) federal or state environmental laws or regulations; (i) federal or state securities or blue sky disclosure laws or regulations; (j) federal or state racketeering laws or regulations (e.g., RICO); (k) federal or state health and safety laws or regulations (e.g., OSHA); (l) federal or state labor laws or regulations; (m) federal or state laws, regulations and policies concerning national emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws; (n) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (p) state usury laws; (q) liquor licensing laws; or (r) local laws, regulations or ordinances.  We have further assumed the compliance of the Transaction Documents with all federal and state securities laws.

(iv)                              We have been retained to act as special District of Columbia counsel to the Guarantor in connection with the Loan.  We are not general counsel to the Guarantor and are not generally informed as to its business affairs.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very Truly Yours,

/s/Greenberg Traurig, LLP

Greenberg Traurig, LLP

SCHEDULE A

Guarantors

Guarantor	Organizational Documents
City Club of Washington, Inc., a District of Columbia corporation	Amended and Restated Articles of Incorporation, accepted for filing with the District of Columbia on November 12, 2010 Amended and Restated Bylaws